Exhibit 10.1
EXECUTION COPY

ULTRA RESOURCES, INC.
SECOND SUPPLEMENT TO MASTER NOTE PURCHASE AGREEMENT
Dated as of January 28, 2010
$116,000,000 4.98% Senior Notes, Series 2010-A, due January 27, 2017
$207,000,000 5.50% Senior Notes, Series 2010-B, due January 28, 2020
$87,000,000 5.60% Senior Notes, Series 2010-C, due January 28, 2022
$90,000,000 5.85% Senior Notes, Series 2010-D, due January 28, 2025

Series 2010-A PPN: 90388@ AE1
Series 2010-B PPN: 90388@ AF8
Series 2010-C PPN: 90388@ AG6
Series 2010-D PPN: 90388@ AH4

ULTRA RESOURCES, INC.
363 N Sam Houston Parkway E
Suite 1200
Houston Texas 77060
Phone: 281-876-0120
Fax: 281-876-2831
SECOND SUPPLEMENT TO MASTER NOTE PURCHASE
AGREEMENT DATED AS OF MARCH 6, 2008
Dated as of January 28, 2010
TO EACH OF THE PURCHASERS LISTED IN
     THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
     This Second Supplement to Master Note Purchase Agreement (the “Supplement” or “this Agreement”) is among ULTRA RESOURCES, INC., a Wyoming corporation (the “Company”), and the institutional investors named on the attached Schedule A (the “Purchasers”).
     Reference is hereby made to the Master Note Purchase Agreement dated as of March 6, 2008 (the “Note Purchase Agreement”) between the Company and the purchasers listed on Schedule A thereto. Capitalized terms not otherwise defined herein shall have the meanings ascribed in the Note Purchase Agreement. Reference is further made to Section 1.2 of the Note Purchase Agreement, which provides that each series of Additional Notes will be issued pursuant to a Supplement.
     The Company agrees with the Purchasers as follows:
     1. Authorization of the New Series of Additional Notes. The Company has authorized the issue and sale of $500,000,000 aggregate principal amount of Notes consisting of (i) $116,000,000 aggregate principal amount of its 4.98% Senior Notes, Series 2010-A, due January 27, 2017 (the “Series 2010-A Notes”); (ii) $207,000,000 aggregate principal amount of its 5.50% Senior Notes, Series 2010-B, due January 28, 2020 (the “Series 2010-B Notes”); (iii) $87,000,000 aggregate principal amount of its 5.60% Senior Notes, Series 2010-C, due January 28, 2022 (the “Series 2010-C Notes”); and (iv) $90,000,000 aggregate principal amount of its 5.85% Senior Notes, Series 2010-D, due January 28, 2025 (the “Series 2010-D Notes” and, together with the Series 2010-A Notes, the Series 2010-B Notes and the Series 2010-C Notes, the “Series 2010 Notes”). The Series 2010 Notes, together with the Series 2008 Notes and the Series 2009 Notes heretofore issued pursuant to the Note Purchase Agreement and each series of Additional Notes that may from time to time hereafter be issued pursuant to the provisions of Section 1.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series 2010 Notes shall be substantially in the form set out in Exhibits 1(a), 1(b), 1(c) and 1(d) to this Supplement, with such changes therefrom, if any, as may be approved by the Purchasers and the Company.
     2. Sale and Purchase of Series 2010 Notes. Subject to the terms and conditions herein and in the Note Purchase Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closings provided for in Section 3, Series 2010 Notes in the principal amount specified opposite such Purchaser’s name in the attached Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of the Purchasers are several and not joint obligations and each Purchaser shall have no liability to any Person for the performance or non-performance by any other Purchaser hereunder.
     3. Closing. The sale and purchase of the Series 2010 Notes to be purchased by the Purchasers shall occur at the offices of Foley & Lardner LLP, 321 North Clark Street, Suite 2800, Chicago, Illinois 60654, at 9:00 a.m., Chicago time, at closings on January 28, 2010 (the “First Closing”) and on February 16, 2010 (the “Second Closing” and, together with the First Closing, the “Closings”) or on such other Business Day thereafter on or prior to February 28, 2010 as may be agreed upon by the Company and you and the other Purchasers. At each Closing, the Company will deliver to you the Series 2010 Notes to be purchased by you at such Closing (as indicated on the attached Schedule A) in the form of a single Note (or such greater number of Series 2010 Notes in denominations of at least $500,000 as you may request) dated the date of such Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 192648101 at JP Morgan Chase Bank, NA, New York, New York, ABA number 021000021. If at the applicable Closing the Company fails to tender such Series 2010 Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
     4. Conditions to Closing. Each Purchaser’s obligation to purchase and pay for the Series 2010 Notes to be sold to such Purchaser at each Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement, as hereafter modified and to the following additional conditions:
     (a) References in Section 4 of the Note Purchase Agreement to the “Series 2008 Notes” shall be deemed to be references to the Series 2010 Notes being issued at such Closing and references to the “Closing” shall be deemed to refer to the First Closing or Second Closing, as applicable, as such terms are defined in this Supplement;

     (b) Except as supplemented, amended or superseded by the representations and warranties set forth in Schedule 4, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement and of the Parent and UP Energy under the Parent Guaranty shall be correct as of the date of such Closing and each of the Company, the Parent and UP Energy shall have delivered to each Purchaser an Officer’s Certificate, dated the date of such Closing certifying that such condition has been fulfilled;
     (c) The reference in Section 4.3 of the Note Purchase Agreement to the resolutions “relating to the authorization, execution and delivery of the Notes, this Agreement and the Parent Guaranty” shall be deemed to be a reference to the Series 2010 Notes issued at such Closing, the Supplement and the confirmation of the Parent Guaranty set forth herein (“Confirmation of the Parent Guaranty”);
     (d) The reference in Section 4.10 of the Note Purchase Agreement to the “Parent Guaranty” shall be deemed to be a reference to the Confirmation of the Parent Guaranty;
     (e) The reference in Section 4.12 of the Note Purchase Agreement to “this Agreement” shall be deemed to be a reference to this Supplement; and
     (f) Contemporaneously with such Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Series 2010 Notes to be purchased by such Purchaser at such Closing as specified in Schedule A.
     5. Prepayments of the Series 2010 Notes. No regularly scheduled prepayments are due on the Series 2010 Notes prior to their stated maturity. For the avoidance of doubt, the provisions of Section 8 of the Note Purchase Agreement shall apply to the Series 2010 Notes.
     6. Representations of the Purchasers. Each Purchaser represents and warrants that with respect to the Series 2010 Notes purchased by such Purchaser on the date of the First Closing, the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of such Series 2010 Notes. With respect to the Series 2010 Notes purchased by such Purchaser on the date of the Second Closing, such Purchaser agrees that its acceptance of such Series 2010 Notes shall be deemed to be a representation and warranty that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date of the Second Closing with respect to its purchase of such Series 2010 Notes.
     7. Applicability of Note Purchase Agreement. The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as supplemented by this Supplement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.
     8. Electronic Delivery. For purposes of the Series 2010 Notes, Section 7.3 of the Note Purchase Agreement is modified to read as follows

     “Financial statements, officers’ certificates and other documents required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c), (d) or (e) and Section 7.2 shall be deemed to have been delivered if (i) such financial statements and other documents satisfying the requirements of Section 7.1 and if applicable the related certificate satisfying the requirement of Section 7.2 are delivered to you and each other holder of Series 2010 Notes by e-mail or (ii) with respect to such financial statements, the Parent or the Company, as applicable, shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a), (b) or (c) as the case may be, with the SEC on “EDGAR” and shall have made such Form available on its home page on the worldwide web (at the date of this Agreement located at http://www.ultrapetroleum.com) or (iii) such financial statements satisfying the requirements of Section 7.1(a), (b), (c) or (d) and related certificate satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access or (iv) the Company or the Parent shall have filed any of the items referred to in Section 7.1(e) with the SEC on “EDGAR” or shall have made such items available on its home page on the worldwide web or if any of such items are timely posted by or on behalf of the Company or the Parent on IntraLinks or on any other similar website to which each holder of Notes has free access; provided however, that in the case of any of clause (ii), (iii) or (iv), the Company or the Parent shall, not later than the date on which such information or financial statements or other documents are required by the applicable provision of this Agreement to be delivered to holders of Notes, give notice, which may be by e-mail, to each holder of Notes of such posting or filing.”
     9. Liens Securing Obligations Under Credit Agreement. Anything in the Note Purchase Agreement to the contrary notwithstanding, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on its properties or assets, including capital stock, whether now owned or hereafter acquired, in favor of the lenders or other creditors who are party to the Credit Agreement to secure loans under the Credit Agreement unless concurrently therewith the Company shall make or cause to be made effective provision whereby the Notes are secured by such Lien equally and ratably with any and all other Indebtedness thereby secured pursuant to terms reasonably acceptable to the Required Holders. A default by the Company in the performance of or compliance with this Section 9 shall be deemed to be an Event of Default under Section 11(c) of the Note Purchase Agreement, for all purposes under the Note Purchase Agreement.
     10. Consolidated Leverage Ratio.
     (a) For the benefit of the Series 2010 Notes only, Section 10.1 of the Note Purchase Agreement is modified to read as follows:
     “The Company will not permit the Consolidated Leverage Ratio, determined as of any Quarter End Date, to be greater than 3.50 to 1.00.”
     (b) The provisions of Section 1.5 of the Note Purchase Agreement shall not apply to the Series 2010 Notes.

     (c) A default by the Company in the performance of or compliance with Section 10.1 of the Note Purchase Agreement (as modified pursuant to paragraph (a) above and Section 11 below) shall be deemed to be an Event of Default under the Note Purchase Agreement with respect to the Series 2010 Notes. If such an Event of Default has occurred and is continuing, for purposes of Section 12.1(b) of the Note Purchase Agreement, the holders of at least 51% in principal amount of the Series 2010 Notes at the time outstanding (exclusive of Series 2010 Notes then owned by the Company or any of its Affiliates) may at any time at its or their option, by notice or notices to the Company, declare all of the Series 2010 Notes then outstanding immediately due and payable. Any Series 2010 Notes becoming due and payable under this paragraph (c) shall be deemed for purposes of the Note Purchase Agreement to have become due and payable under Section 12.1 of the Note Purchase Agreement. Furthermore, at any time after the Series 2010 Notes have been declared due and payable pursuant to this paragraph (c), the holders of at least 51% in principal amount of the Series 2010 Notes at the time outstanding (exclusive of Series 2010 Notes then owned by the Company or any of its Affiliates) may rescind and annul any such declaration and its consequences if the requirements of clauses (a), (b), (c) and (d) of Section 12.3 have been satisfied with respect to the Series 2010 Notes. No such rescission or annulment will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon. The provisions of this paragraph (c) may only be amended or waived with the written consent of the holder of each Series 2010 Note at the time outstanding.
     11. FAS No. 159. For purposes of determining compliance with Sections 10.1 and 10.2 of the Note Purchase Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
     12. Line of Business. The Company agrees that neither the Company nor its Restricted Subsidiaries will engage in any business unrelated to the oil and gas industry if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of the First Closing. A default by the Company in the performance of or compliance with this Section 12 shall be deemed to be an Event of Default under Section 11(c) of the Note Purchase Agreement, for all purposes under the Note Purchase Agreement.
     13. Acknowledgement Regarding the Meaning of the Term Required Holders. The Company and the Purchasers acknowledge that, except as provided in Section 10(c) of this Supplement or as may be provided in a similar provision in any future Supplement granting rights to only a certain series of Notes, for the avoidance of doubt, the term “Required Holders,” as defined in Schedule B and used in Sections 12.1 and 12.3 of the Note Purchase Agreement, means the holders of at least 51% in principal amount of all Notes outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) whether or not the Note Purchase Agreement or Supplement pursuant to which any of such Notes were or may be issued affords such Notes the benefit of the covenant, the breach or noncompliance with which gives rise to the applicable Event of Default, and the holders of such Notes shall be entitled to vote on any such acceleration or rescission.

     If you are in agreement with the foregoing, please sign the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours,

ULTRA RESOURCES, INC.

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Chief Financial Officer

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